CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

BLUEGREEN CORPORATION REPORTS 2009 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Previously Announced Strategic Initiatives Generated New Revenue and Profits,
Positive Cash Flow, and Improved Resort Segment Metrics

Overview

•	2009 Resorts system-wide sales of $264.7 million; Q4 2009 Resorts system-wide sales of $69.5 million

•	Successful launch of fee-based services program

	o	contributed $20.1 million of revenue in 2009; $13.0 million contribution in Q4 2009

	o	segment operating profit of $3.6 million in 2009 and $1.3 million in Q4 2009

•	Resorts sales to tours conversion ratios increased for 2009 full year and Q4 from 2008

•	Resorts segment operating profit of $37.7 million in 2009 and $6.2 million in Q4 2009

•	Communities generated positive cash flow from operating/investing activities, despite segment operating loss from continuing operations of $21.1 million in 2009 and $15.0 million in Q4 2009;

•

Income from continuing operations of $11.2 million in 2009 compared to $6.6 million in 2008. Earnings per diluted share from continuing operations attributable to Bluegreen shareholders of $0.12 in 2009 compared to a loss of $0.02 in 2008.

•	2009 net loss of $3.6 million, or $0.11 per diluted share, and Q4 2009 net loss of $17.9 million, or $0.57 per diluted share

•	Excluding certain non-cash charges:

o

non-GAAP operating income before taxes was $36.1 million and $11.1 million for 2009 and the fourth quarter of 2009, respectively; compared to $28.4 million and $12.1 million for the comparable periods in 2008

•	2009 cash flow provided by operating and investing activities totaled $62.9 million, up $275.6 million from 2008.

•	Unrestricted cash of $70.5 million at December 31, 2009

Boca Raton, Fla. – March 31, 2010 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the fourth quarter and full year ended December 31, 2009.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “2009 was a year in which we believe that Bluegreen took the steps necessary to address the factors impacting our business and industry, including the unprecedented disruption in the commercial credit markets, the weak overall economy, and decreased demand in the residential real estate market. Implementing our previously announced strategic initiatives, we reduced our Resorts sales by 53% during 2009 compared to 2008. We did this in order to preserve liquidity, as our Resort sales require credit facilities to monetize the mortgage notes receivable generated when we provide financing to our customers. But, we are especially proud that in 2009 we generated $11.2 million in income from continuing operations, increased our cash position, improved the profitability of our core Resorts operations, and successfully launched and realized positive initial results from our new offering of fee-based services.

Bluegreen Corporation	Page 2
March 31, 2010

In short, and while there is still much work to be done, we believe that we have made significant progress in a number of areas, including:

•

Increasing cash flow from operations during 2009 to a net inflow of $17.3 million from a net outflow of $228.7 million during 2008, and increasing cash from investing activities to $45.6 million from $16.0 million during 2008;

•	Reducing our debt-to-equity ratio from 1.5:1 at December 31, 2008 to 1.4:1 at December 31, 2009, consistent with our goal of reducing leverage in our balance sheet;

•

Launching our new fee-based service business and recognizing revenue of $13.0 million and $20.1 million during the fourth quarter and full year of 2009, respectively, compared to no such revenue in the same periods last year;

•	Realizing a 3.6% increase in the average sales price per transaction at Resorts in the fourth quarter of 2009;

•	Realizing lower selling and marketing expenses as a percentage of Resorts revenues. Resorts selling and marketing costs decreased from 64% of revenues in 2008 to 51% in 2009;

•	Generating a sales-to-tour conversion rate of 15.9% in 2009 as compared to 13.9% in 2008. For new customers only, the conversion rate was 11.7% for 2009, up from 9.6% in 2008;

•

Realizing more of our sales in cash in 2009 compared to historical levels. We received in cash — either at closing or within 30 days — 46% of our Resorts sales during the fourth quarter of 2009, up from 31% during the same period in 2008;

•

Increasing unrestricted cash at December 31, 2009 by approximately 16% to $70.5 million, from $60.6 million at December 31, 2008. However, our unrestricted cash position is expected to decrease, as we pursue our goal of reducing debt over the next few years;

•

Retaining our focus on customer satisfaction, as evidenced by an increase in total owners to 222,600 at December 31, 2009 from 215,400 at September 30, 2009, including 168,500 and 166,700 of Bluegreen Vacation Club owners at December 31, 2009 and September 30, 2009, respectively. Also, sales to existing Bluegreen Vacation Club owners increased to 55% of total Resort sales in 2009 from 46% last year;

•

Implementing more stringent underwriting standards, which through December 31, 2009 resulted in a significant decrease in annual default rates for Resorts customer loans originated after December 15, 2008 compared to loans that were originated prior to that date under our previous standards. We believe our new underwriting standards, combined with our focus on increasing the amount of down payments at the time of sale, will favorably impact the quality of our loan portfolio over time. To this end, we further tightened our underwriting standards effective January 1, 2010, which we believe will further improve the performance of our receivables;

•	Managing our Bluegreen Communities business to generate positive cash flow in total from operating and investing activities, despite segment operating losses; and

•	Reducing our corporate overhead by approximately 28% in the fourth quarter of 2009 and 16% in 2009 as compared to the comparable prior year periods.”

Bluegreen Corporation	Page 3
March 31, 2010

Mr. Maloney concluded, “We believe that we have dramatically improved our business metrics as part of our ongoing efforts to create shareholder value through profitability, increased free cash flow and a shift to a business model that requires less capital for growth. We continue to believe that these strategic initiatives will also better position us to compete in the new credit market environment. We were pleased to end the year with solid results and are focusing on the future.”

RESULTS OVERVIEW

Excluding certain non-cash charges and costs, primarily relating to pre-tax losses on the sale of golf courses and inventory impairments, non-GAAP operating income before taxes was $36.1 million and $11.1 million for 2009 and the fourth quarter of 2009, respectively, compared to $28.4 million and $12.1 million in the comparable 2008 periods. See below detail and reconciliation table in this release.

Results for the 2009 fourth quarter and full year included:

•	a $10.5 million non-cash pre-tax loss on the sale of four golf courses located in North Carolina and Virginia;

•	a $10.9 million non-cash pre-tax charge for the write-down of certain completed Communities inventory to net realizable value ($13.2 million for the full year)

•	a pre-tax charge of approximately $3.2 million related to previous efforts to seek an alternative liquidity source for the Company’s receivables, which is no longer being pursued.

Bluegreen Corporation	Page 4
March 31, 2010

BLUEGREEN RESORTS

Supplemental Segment Financial Data and Reconcilation of System-Wide Sales to GAAP Resorts Sales of Real Estate Three and Twelve Months Ended December 31, 2009 and December 31, 2008
(In 000’s, except percentages) (Q4 periods unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,

	2009	% of Sales	2008	% of Sales	2009	% of Sales	2008	% of Sales

System-wide sales	$69,546		$110,879		$264,695		$495,612

Gain on sales of notes receivable	—		—		—		8,245

Estimated uncollectible VOI notes receivable	(7,780)		(16,539)		(31,205)		(75,847)

System-wide sales, net	61,766	100%	94,340	100%	233,490	100%	428,010	100%
Less: Sales of third party VOIs under fee-based Services Arrangements	(20,485)	(33)	—	—	(31,735)	(14)	—	—

Sales of real estate	41,281	67	94,340	100	201,755	86	428,010	100
Cost of sales of real estate sales	(14,694)	(36)*	(23,133)	(25)*	(66,589)	(33)*	(98,727)	(23)*

Gross profit	26,587	64 *	71,207	75 *	135,166	67 *	329,283	77 *

Fee-Based Sales Commission revenue	13,031	21	—	—	20,057	9	—	—

Sales of other services	14,214	23	13,605	15	55,609	24	58,473	13
Cost of sales of other services	(8,776)	(14)	(7,722)	(8)	(34,178)	(15)	(37,781)	(9)

	5,438	9	5,883	7	21,431	9	20,692	4

Selling and marketing expense	(34,096)	(55)	(55,768)	(59)	(120,014)	(51)	(275,408)	(64)
Resorts G & A expense	(4,742)	(8)	(6,249)	(7)	(18,892)	(8)	(27,568)	(6)

Total Resorts operating expense (1)	(38,838)	(63)	(62,017)	(66)	(138,906)	(59)	(302,976)	(70)

Resorts operating profit	$6,218	10%	$15,073	16%	$37,748	16%	$46,999	11%

*As a percentage of sales of real estate.

Bluegreen Corporation	Page 5
March 31, 2010

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

Other data (not in 000’s):	2009	2008	2009	2008

Sales to Bluegreen Vacation Club owners, as a percentage of Resort sales	56%	46%	55%	46%
Number of Bluegreen VOI sales transactions	4,171	8,678	19,602	44,224
Number of sales made on behalf of the outside developer for a fee	1,633	—	2,593	—
Total VOI Sales transactions	5,804	8,678	22,195	44,224
Average sales price per transaction	$11,350	$10,954	$11,324	$11,028
Total marketing prospect tours	36,736	57,611	139,801	318,005
New marketing prospect tours	20,853	38,932	80,590	224,765
Sale-to-tour ratio (total prospects)	15.8%	15.1%	15.9%	13.9%
Sale-to-tour ratio (new prospects)	11.4%	10.1%	11.7%	9.6%
Sales deferred under timeshare accounting rules as of end of period			$9.6 million	$23.3 million
Resorts operating profit deferred under timeshare accounting rules as of end of period			$4.6 million	$13.5 million

Lower Resorts sales during the fourth quarter of 2009 reflected the deliberate reduction of Bluegreen-financed Resorts sales as part of a comprehensive effort to preserve liquidity and enhance selling and marketing efficiencies in the challenging commercial credit environment. These initiatives were implemented beginning in the fourth quarter of 2008.

Selling and marketing expenses as a percentage of sytem-wide sales of real estate, net, in the fourth quarter of 2009 were 55% as compared to 59% in the fourth quarter of 2008. Bluegreen believes that these declines primarily reflect the impact of the Company’s strategic initiatives, as well as a higher percentage of sales to existing owners which generally involve lower marketing costs and the continued success of Bluegreen’s exclusive marketing agreement with Bass Pro Shops, which is the Company’s most efficient channel for marketing to new prospects. Resorts general and administrative expenses decreased 24% and 31% in Q4 2009 and 2009, respectively, as compared to the comparable 2008 periods, primarily as a result of the reduction in the number of sales offices and the implementation of other aspects of our strategic initiatives.

In 2009, the Company began offering a customized suite of services to resort developers and other owners of resort properties. To date, Bluegreen has entered into five contracts to provide fee-based services, only four of which generated sales and marketing fees in 2009. These agreements typically involve the Company selling and marketing the client’s timeshare inventory through sales of the Bluegreen Vacation Club, as well as providing resort management, title and escrow and risk management services. In certain cases, the Company also provides design and development assistance and mortgage servicing. Bluegreen first began providing service under one of these contracts in July 2009, and three of the others came on line in Q4 2009. The Company recognized approximately $13.0 million of fee-based sales commissions on these sales in Q4 2009 and $20.1 million in 2009, at an approximate segment operating profit of 10% and 18%, respectively.

Bluegreen Corporation	Page 6
March 31, 2010

Resorts operating profit (2) was $6.2 million, or 10% of system-wide sales, net, as compared to $15.1 million, or 16% of system-wide sales, net, in the fourth quarter of 2008, primarily due to the recognition of $10.4 million of previously deferred revenue in Q4 2008, as compared to only $0.9 million of such deferred revenue being recognized in 2009. In addition, cost of real estate sales increased as a percentage of sales due primarily to the relatively higher cost of VOIs reacquired in connection with consumer loan defaults on certain previously sold notes receivable.

One of the most successful of the Company’s strategic initiatives has been the implementation of a FICO® score-based credit underwriting program beginning December 15, 2008. Delinquencies over 30 days on the total originated and serviced timeshare receivables portfolio at December 31, 2009, broken out between loans originated prior to December 15, 2008 and those originated under Bluegreen’s credit underwriting program, are reflected in the table below.

	Outstanding Principal Balance	Percentage of Outstanding Principal Balance Over 30 days Past Due

Originations Pre-12/15/08 (loans not credit scored at origination)	$678 million	5.96%
Originations After 12/15/08 (loans must meet minimum FICO® requirements)	$117 million	1.92%

Total	$796 million	5.36%

Defaults on the pre-12/15/08 originated portfolio in 2009 increased to a 15.1% average annual default rate compared to 9.0% in 2008.

Defaults were significantly lower on the portfolio originated under the Company’s new credit underwriting standards. Of the loans originated since the Company implemented credit underwriting on December 15, 2008, only 0.65% were defaulted as of December 31, 2009. Of the loans originated without credit underwriting in 2008, 1.46% were defaulted as of December 31, 2008. This reflects a 55% decrease in first year default percentage as a result of the newly implemented credit underwriting standards.

Bluegreen Corporation	Page 7
March 31, 2010

BLUEGREEN COMMUNITIES

Supplemental Segment Financial Data
Three and Twelve Months Ended December 31, 2009 and December 31, 2008
(In 000’s, except percentages) (Q4 periods unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,

	2009	% of Sales	2008*	% of Sales	2009	% of Sales	2008*	% of Sales

Sales of real estate	$4,411	100%	$2,441	100%	$17,613	100%	$47,020	100%
Cost of sales of real estate	(14,433)	(327)%	(6,987)	(286)%	(25,303)	(144)%	(31,540)	(67)%

Gross profit (loss)	(10,022)	(227)%	(4,546)	(186)%	(7,690)	(44)%	15,480	33%

Other Communities operations revenues	339	8%	416	17%	1,590	9%	3,527	8%
Cost of other Communities operations	(1,034)	(23)%	(732)	(30)%	(3,792)	(22)%	(3,136)	(7)%

Gross profit (loss) on other operations	(695)	(15)%	(316)	(13)%	(2,202)	(13)%	391	1%

Selling and marketing expense	(1,222)	(28)%	(1,135)	(47)%	(4,571)	(26)%	(11,746)	(25)%
Communities G& A expense	(3,077)	(70)%	(1,827)	(75)%	(6,636)	(37)%	(7,699)	(17)%

Total Communities operating expense	(4,299)	(98)%	(2,962)	(122)%	(11,207)	(63)%	(19,445)	(42)%

Communities operating loss	$(15,016)	(340)%	$(7,824)	(321)%	(21,099)	(120)%	$(3,574)	(8)%

* 2008 amounts restated to remove operations discontinued in 2009

Other data (not in 000’s):
Average sales price per homesite	$66,863	$76,966	$58,198	$80,455
Sales deferred under percentage-of-completion accounting as of end of period			$0.5 million	$2.4 million
Communities operating profit deferred under percentage-of-completion accounting as of end of period (3)			$0.2 million	$0.7 million

Higher 2009 fourth quarter sales at Bluegreen Communities were attributable to two bulk sales of land with an aggregate value of approximately $0.9 million, as well as increased sales, as discussed below, as a result of our promotional pricing on certain completed homesites. Bluegreen Communities continues to be adversely impacted by the deterioration of the general economy and the real estate markets, in particular. There has been a decline in demand for the Company’s homesites, especially for higher priced premium homesites. During the fourth quarter of 2009, the Company significantly reduced prices on completed homesites at certain of its communities. While this promotional pricing generated sales volume during the quarter, it was the primary reason why cost of sales of real estate increased as a percentage of sales. Bluegreen Communities continues to focus its efforts on controlling its costs in response to declining sales.

Bluegreen Corporation	Page 8
March 31, 2010

As a result of our decreased volume, reduced prices, and the impact of reduced sales on the forecasted sell-out period of our projects, we recorded non-cash charges to cost of real estate sales of approximately $10.9 million and $4.6 million during the fourth quarters of 2009 and 2008, respectively, to write-down the inventory balances of certain phases of our Communities properties to their estimated net realizable value.

In December 2009, Bluegreen Communities sold four golf courses located in North Carolina and Virginia for approximately $9.4 million in cash, realizing a loss on sale of approximately $10.5 million. This loss, along with the results of operating these courses, has been included in discontinued operations on the Company’s Statement of Operations.

SELECTED OTHER FINANCIAL INFORMATION

As of

	December 31, 2009	December 31, 2008

Unrestricted cash	$70.5 million	$60.6 million
Book value per share	$12.32	$12.24
Debt-to-equity ratio: recourse and non-recourse debt	1.40:1	1.52:1
Debt-to-equity ratio: recourse debt only	1.06:1	1.16:1

At December 31, 2009, we had receivable-backed credit facilities with revolving capacity of up to $225.0 million with availability of $34.6 million, although additional availability is generated as these facilities pay down. While there is no assurance we will be successful in our efforts, we are continuing to explore various potential alternatives, with current and potential lenders, to obtain new sources of liquidity, and to extend or refinance certain debt obligations with near-term maturities.

In June 2009, the Financial Accounting Standards Board issued accounting guidance that requires the consolidation of certain special-purpose finance entities into the Company’s financial statements, when adopted by the Company on January 1, 2010. While we have not completed our evaluation of the effects that this change in accounting will have on our financial statements, we anticipate that our net worth, leverage and book value per share will be materially adversely impacted as a result of the reversal of previously recognized sales of notes receivable, the recognition of the related, non-recourse receivable-backed notes payable, and elimination of retained interest in notes receivable sold. Accordingly, we expect to record a one-time non-cash after-tax adjustment to shareholders’ equity in the first quarter of 2010 of between approximately $35.0 million to $55.0 million as a cumulative effect of a change in accounting principle. The cumulative effect will consist primarily of the reversal of previously recognized sales of notes receivable, the recognition of the related non-recourse receivable-backed notes payable, the elimination of retained interest in notes receivable sold, and adjustments to inventory and deferred income taxes payable as a result of these changes.

Bluegreen Corporation	Page 9
March 31, 2010

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is the leader in providing Colorful Places to Live and Play® through its vacation ownership resort and residential real estate business segments. Bluegreen manages, markets and sells a flexible, real estate-based vacation ownership plan with more than 222,600 owners, over 54 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen Communities has developed master-planned residential and golf communities primarily in the southern and southeastern U.S., and has sold over 55,000 homesites. We also offer a portfolio of comprehensive, turnkey, fee-for-service resort management, financial services, customer generation and sales solutions to third-party developers and lenders. For more information, visit www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that the Company may not be able to refinance or restructure outstanding debt; the Company’s strategic initiatives are not maintained successfully, do not have the expected impact on the Company’s financial position, results of operations, liquidity and credit prospects; the performance of the Company’s vacation ownership notes receivable may continue to deteriorate in the future; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; real estate inventories, notes receivable, retained interests in notes receivable sold or other assets will be determined to be impaired in the future; risks relating to pending or future litigation, claims and assessments; sales and marketing strategies related to Resorts and Communities properties may not be successful; retail prices and homesite yields for Communities properties may be below the Company’s estimates; marketing costs will increase and not result in increased sales; sales to existing owners will not continue at current levels; fee-based service initiatives may not be successful; deferred sales may not be recognized to the extent or at the time anticipated; consolidation of the special-purpose finance entities will result in different adjustments and charges than anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 31, 2010.

### #### ###

Bluegreen Corporation	Page 10
March 31, 2010

BLUEGREEN CORPORATION
Condensed Consolidated Statements of Operations
(In 000’s, Except Per Share Data)

	Three Months Ended		Twelve Months Ended

	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

	(Unaudited)	(Unaudited)
REVENUES:

Vacation ownership sales	$41,281	$94,340	$201,755	$428,010
Homesite sales	4,411	2,441	17,613	47,020

Total sales	45,692	96,781	219,368	475,030

Other resort and communities operations revenue	14,553	14,021	57,199	62,000
Fee-based sales commission revenue	13,031	—	20,057	—
Interest income	16,404	19,497	69,337	57,831

Total operating revenues	89,680	130,299	365,961	594,861

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	14,694	23,133	66,589	98,727
Homesite cost of sales	14,433	6,987	25,303	31,540

Total cost of sales	29,127	30,120	91,892	130,267

Cost of other resort and communities operations	9,810	8,454	37,970	40,917
Selling, general and administrative expenses	50,803	75,567	189,630	369,700
Interest expense	10,212	7,532	36,132	20,888
Other expense, net	3,774	1,162	1,810	1,637
Restructuring charges	—	15,617	—	15,617
Goodwill Impairment charge	—	8,502	—	8,502

Total operating expenses	103,726	146,954	357,434	587,528

Income before non-controlling interests and provision for income taxes and discontinued operations	(14,046)	(16,655)	8,527	7,333
Provision (benefit) for income taxes (4)	(5,415)	(6,285)	(2,640)	753

Net income from continuing operations	(8,631)	$(10,370)	$11,167	$6,580

Discontinued Operations
Operations of sold properties, net of tax	(325)	7	(440)	(1)
Loss on disposal of properties, net of tax	(6,827)	—	(6,827)	—

Loss from discontinued operations	(7,152)	7	(7,267)	(1)

Net Income (loss)	(15,783)	(10,363)	3,900	6,579
Less: Net income attributable to non-controlling interest	2,089	1,815	7,472	7,095

Net income (loss) attributable to Bluegreen Corporation	$(17,872)	$(12,718)	$(3,572)	$(516)

Income (loss) from continuing operations attributable to Bluegreen Corporation per common share – Basic:
Earnings (loss) per share from continuing operations attributable to Bluegreen shareholders	$(0.34)	$(0.39)	$0.12	$(0.02)
Loss per share for discontinued operations	$(0.23)	$—	$(0.23)	$—

Earnings (loss) per share attributable to Bluegreen shareholders	$(0.57)	$(0.39)	$(0.11)	$(0.02)

Income (loss) from continuing operations attributable to Bluegreen Corporation per common share – Diluted:
Earnings (loss) per share from continuing operations attributable to Bluegreen shareholders	$(0.34)	$(0.39)	$0.12	$(0.02)
Loss per share for discontinued operations	$(0.23)	$—	$(0.23)	$—

Earnings (loss) per share attributable to Bluegreen shareholders	$(0.57)	$(0.39)	$(0.11)	$(0.02)

Weighted average number of common and common equivalent shares:
Basic:	31,116	31,261	31,088	31,241

Diluted:	31,116	31,261	31,100	31,241

Bluegreen Corporation	Page 11
March 31, 2010

BLUEGREEN CORPORATION
Condensed Consolidated Balance Sheets
(In 000’s)

	December 31, 2009	December 31, 2008

ASSETS

Cash and cash equivalents (unrestricted)	$70,491	$60,561
Cash and cash equivalents (restricted)	23,908	21,214

Total cash and cash equivalents	94,399	81,775
Contracts receivable, net	4,826	7,452
Notes receivable, net	309,307	340,644
Prepaid expenses	7,884	9,801
Other assets	35,054	27,488
Inventory, net	515,917	503,269
Retained interests in notes receivable sold	78,313	113,577
Property and equipment, net	85,565	109,501

Total assets	$1,131,265	$1,193,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$14,846	$24,900
Accrued liabilities and other	51,083	52,283
Deferred income	14,883	29,854
Deferred income taxes	87,797	91,802
Receivable-backed notes payable	242,828	249,117
Lines-of credit and notes payable	185,781	222,739
Junior subordinated debentures	110,827	110,827

Total liabilities	708,045	781,522

Total equity	423,220	411,985

Total liabilities and shareholders’ equity	$1,131,265	$1,193,507

Bluegreen Corporation March 31, 2010	Page 12

BLUEGREEN CORPORATION
Reconciliation of Resort Operating Profit and Communities Operating Profit (Loss) to Income Before
Non-controlling Interest and Income Taxes
(in 000’s)

	Three Months Ended		Twelve Months Ended

	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

	(Unaudited)	(Unaudited)

Resort operating profit from continuing operations	$6,218	$15,073	$37,748	$46,999
Communities operating loss from continuing operations	(15,016)	(7,824)	(21,099)	(3,574)
Interest Income	16,404	19,497	69,337	57,831
Other expense, net	(3,774)	(1,162)	(1,810)	(1,637)
Other expense – restructuring	—	(15,617)	—	(15,617)
Goodwill Impairment	—	(8,502)	—	(8,502)
Corporate general and administrative expenses	(7,666)	(10,588)	(39,517)	(47,279)
Interest expense	(10,212)	(7,532)	(36,132)	(20,888)

Income (loss) before non-controlling interest and provision for income taxes	$(14,046)	$(16,655)	$8,527	$7,333

Reconciliation of GAAP Income (loss) before non-controlling interests and provision for income taxes and discontinued operations to Non-GAAP Operating Income before taxes

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(Unaudited)	(Unaudited)

Income (loss) before non-controlling interests and provision for income taxes and discontinued operations	($14,046)	($16,655)	$8,527	$7,333
Non-GAAP adjustments, before taxes
Loss on discontinued operations	11,047		11,224
Cost associated with alternative liquidity sources	3,231		3,231
Restructuring charges		15,617		15,617
Goodwill impairment		8,502		8,502
Communities inventory write down	10,862	4,621	13,159	5,204
Gain on sale of notes receivable				(8,245)

Non-GAAP operating income before taxes	$11,094	$12,085	$36,141	$28,411

(1)

Resorts operating expenses excludes the allocation of corporate overhead, interest income, other income (expense) net, interest expense, non-controlling interest, restructuring charges, goodwill impairment charges and income taxes.

(2)

Resort operating profit (loss) is defined as operating profit (loss) prior to the allocation of corporate overhead, interest income, other income (expense) net, interest expense, discontinued operations, non-controlling interest, restructuring charges, goodwill impairment charges and income taxes. A reconciliation of Resort operating profit to income before non-controlling interest and provision for income taxes is included in this release.

(3)	It is expected that these amounts will be recognized in future periods ratably with the development of Communities projects.

(4)

Provision for income taxes for the year ended December 31, 2009 included an adjustment to deferred income taxes in the second quarter of 2009 of approximately $4.6 million, a result of certain temporary book and tax difference becoming permanent. Excluding this benefit, Bluegreen estimates its effective tax rate for the year ended December 31, 2009, to be approximately 43%.